INFORMATION

 101 South Hanley Road
 St. Louis, Missouri 63105
 314-863-1100

FOR IMMEDIATE RELEASE

               FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK

                   FOR FOURTH QUARTER 2000 AND FULL YEAR 2001

St. Louis,  Missouri,  December 15, 2000 - Furniture Brands International (NYSE:
FBN) announced today it expects fourth quarter sales to be marginally lower than last year, and fourth quarter earnings per share from operations to be in the $0.45 to $0.48 range, compared to $0.58 last year, resulting in full year earnings per share from operations of $2.12 to $2.15, versus last year's $2.14.

The full year 2000 earnings per share estimate does not include two fourth quarter non-recurring items which will largely offset each other: a non-recurring loss from an increase in bad debt expense related to the Heilig-Meyers reorganization, and a non-recurring gain from a dividend to be received from a minority investment in a company which leases exhibition space to furniture and accessory manufacturers in High Point, North Carolina. The 2000 earnings per share estimate also excludes a second quarter extraordinary item (an expense) of $0.05 related to the early extinguishment of debt.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, "When we issued our third quarter results in October, we warned of a softening business environment and weakening order flow, and since then we have seen those trends continue. We see further evidence that consumers, particularly in the mid- to lower-price points of our product offerings, are concerned about higher gasoline and other energy-related costs. In addition, we are now seeing a softening in business at the higher-price points, likely due to continuing concerns about the financial markets."

Mr. Holliman continued, "In response to this weakening business environment, we are continuing to adjust production levels in an effort to balance inventories with incoming order activity, which has meant selective downtime in a number of our manufacturing facilities. We are taking similar steps to adjust the flow of imported products so our inventories will continue their downward movement toward budgeted levels. While these actions are currently having a negative effect on our operating profit margins, they will generate strong cash flow for the remainder of this year and into 2001."

"Fourth quarter order activity continues to weaken, an indication the soft business environment will extend into the first part of 2001," Mr. Holliman added. "In terms of earnings per share, the unsettled economy makes forecasting difficult for next year; however, we are comfortable with the current range of analysts' expectations which generally project $2.20 to $2.30 per share for the full year 2001. We should have a better focus on 2001 when we complete our budgeting process later this month, and we will update this projection when we issue our fourth quarter and year end earnings results on January 25, 2001."

Mr. Holliman concluded, "Over the past several years we have taken a number of important strategic steps to position our company to withstand an economic slowdown. These have included reducing our debt, realigning our customer base, expanding our dedicated distribution system, refining and streamlining our import program, and focusing continually on product innovation, cost control, SKU reduction and asset utilization. Fundamentally, the overall economy remains healthy. Nevertheless, we believe we have positioned our company so that, in the event of a prolonged economic slowdown, we will emerge stronger and with increased market share. In addition, our strong brands defend us against economic weakness as well as periodic surges of competitors' import products. In the meantime, we will stick to our proven strategic plan -- reacting but not over-reacting to changes in business conditions."

Furniture Brands International is one of America's largest home furniture manufacturers, marketing its products under three of the best-known brand names in the industry - Broyhill, Lane and Thomasville. The company manufactures furniture across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's expected earnings per share, profit margins, and cash flow for the third and fourth quarters, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 30, 2000. The company also cautions investors that our forecast for the fourth quarter and the year 2001 represent our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.